EXHIBIT 99.1

December 16, 2009

Board of Directors

Station Casinos, Inc.

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Attention:

Frank J. Fertitta III

Lorenzo J. Fertitta

Thomas J. Barrack, Jr.

Jonathan H. Grunzweig

James E. Nave

To the Board of Directors of Station Casinos:

On behalf of the Board of Directors of Boyd Gaming Corporation (“Boyd Gaming”), we are writing to reaffirm our interest in acquiring, when permitted, the assets of Station Casinos, Inc. (“Station”), and to submit this Proposal, as defined below, for the consideration of Station’s Board of Directors. This Proposal is consistent with our previously stated interest in Station and is being submitted pursuant to the recent agreement between Station and certain of its creditors for the benefit of Boyd Gaming.

Combining Station with our current portfolio is consistent with our strategy of growing our presence in the Las Vegas locals market. The transaction contemplated by this Proposal will allow us to leverage our 35 years of operating experience in the Las Vegas market to maximize the full potential of Station’s assets. Given this compelling strategic fit, and Boyd Gaming’s position as a licensed operator with strong financial capabilities, we continue to believe that the acquisition of the Station assets by Boyd Gaming is the optimal way forward for Station and will create the most value for Station’s creditors.

Importantly, Boyd Gaming is in the best position to execute a smooth transition of ownership and operate the Station properties efficiently from day one. We believe our Proposal is in the best interests of Station’s employees, vendors, customers, and the Las Vegas community as it will help to strengthen the local economy and preserve thousands of jobs.

Proposal

We hereby submit a non-binding offer for 100% of Station’s “OpCo Assets” and “PropCo Assets” free and clear of all liens, claims and encumbrances for a total of $2.45 billion in cash and assumed debt (the “Proposal”).

For the purposes of this Proposal, “PropCo Assets” means the assets that secure the CMBS mortgage loan due November 12, 2009, and the “OpCo Assets” means all of Station’s other assets, except for the assets that secure Station’s $250 million delay-draw term loan due February 7, 2011 (“LandCo”) and all litigation claims unrelated to the PropCo Assets and the OpCo Assets.

Given the divergent interests of the parties involved, the unique nature of the assets, and to give due regard to the views of the various creditors, Boyd Gaming remains open and flexible in establishing a transaction structure that is appropriate and feasible.

Valuation

We believe our offer price represents fair value to Station’s stakeholders and takes into account current market conditions, our deep knowledge of the gaming industry, and Station’s publicly disclosed financial performance.

For the OpCo Assets and PropCo Assets, we have taken into consideration the publicly disclosed information regarding the operating casino assets, management agreements, and non-operating assets, including, but not limited to, land held for development, joint venture interests and the development arrangements with various Native American tribes. In addition, we have assumed normalized working capital at closing and the continued existence of the OpCo and PropCo structure.

Our Proposal to acquire both the OpCo Assets and the PropCo Assets reflects the belief that there is more value in keeping these assets together rather than separating them. We believe that combining Station’s assets with Boyd Gaming will result in the greatest number of benefits for stakeholders.

Financing

Boyd Gaming has significant availability and flexibility under its revolving credit facility to consummate the proposed transaction. Given our experienced management team and our successful history of operating in the Las Vegas locals market, our access to capital and our existing Nevada gaming licenses, we are well-positioned to consummate this transaction.

Conditions and Approvals

We have completed our review of Station’s publicly available information and our legal and financial advisors remain prepared to review the remaining due diligence that is standard and customary for transactions of this type on an expedited basis. Our Proposal set forth in this letter remains subject to completing this due diligence, negotiating a definitive purchase agreement/ plan of reorganization, and the other conditions that we have previously communicated to Station. In addition, the plan of reorganization or other bankruptcy sale process that implements this Proposal would need to be satisfactory to Boyd Gaming and confirmed by the U.S. Bankruptcy Court, District of Nevada. It is also our intention to work closely with the Nevada Gaming Commission and Nevada Gaming Control Board to obtain the necessary approvals and provide for a smooth transition as this process moves forward.

Timing

It is clear that the constraints, expense and distractions associated with the bankruptcy process have taken an increasing toll on Station’s stakeholders. The negative impact has also been felt dramatically in the community. Boyd Gaming’s offer is substantial, fair, and in the best interests of Station’s creditors, vendors, employees, customers, and the Las Vegas community.

We are prepared to commit the necessary resources to complete a transaction as quickly as possible. Our financial and legal advisors are ready to meet with your representatives. Upon execution of a definitive purchase agreement, we anticipate consummating a transaction as promptly as possible following receipt of all required consents and approvals.

Financial Advisor

Boyd Gaming has retained Greenhill & Co., LLC and GLC Advisors & Co., LLC as its financial advisors in connection with its evaluation of Station. Responses to or questions regarding this Proposal should be directed to:

James Stewart	Soren Reynertson
Managing Director	Managing General Partner
Greenhill & Co., LLC	GLC Advisors & Co., LLC
Phone: 310.432.4410	Phone: 212.542.4550

The submission of this Proposal has been unanimously approved by Boyd Gaming’s Board of Directors. We believe our Proposal represents a unique opportunity for Station, its creditors, employees, customers, vendors and the community to move immediately forward in a positive direction. We look forward to hearing from you at your earliest convenience.

Yours Sincerely,

Boyd Gaming Corporation

Keith E. Smith	William S. Boyd
President and Chief Executive Officer	Executive Chairman of the Board of Directors